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[SNELL & WILMER LETTERHEAD]
                                                                     Exhibit 8.1

                                February 4, 2000

AMERCO
1325 Airmotive Way, Suite 100
Reno, Nevada 89502

Ladies and Gentlemen:

     We have acted as United States tax counsel for AMERCO (the "Company"), in connection with the issuance of $200 million principal amount of 8.80% senior notes due 2005 (the "Notes"). We refer to that section of the Prospectus Supplement dated January 27, 2000, entitled "Certain U.S. Federal Income Tax Consequences To Non-U.S. Holders" (the "Section") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder.

     We have examined such documents, records and matters of laws as we have deemed necessary, and, based thereupon, it is our opinion that, to the extent that it states matters of law or legal conclusions and subject to the qualifications and limitations contained therein, the Section correctly summarizes the principal United States federal income tax consequences that are likely to be material to a "Non-U.S. Holder", as defined in the Section, who holds one or more Notes as a capital asset and who is not subject to the special rules applicable to certain holders, including insurance companies, tax exempt organizations, financial institutions, and broker-dealers.


     We express no opinion in respect of those matters governed by or construed in accordance with the law of any jurisdiction other than the federal laws of the United States of America.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission and the reference to the name of our firm in such filing, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very Truly Yours,


                                            Snell & Wilmer LLP

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